Exhibit 10.12(a)

Amendment to the Subscription Agreement dated May 20, 2014 (the “Agreement”)

By and between Ayla Networks, Inc. (“Ayla”) and Owlet Baby Care Inc. (“Customer”)

This Amendment supplements and modifies the Agreement as follows:

1.	Section 2, “Access and Use of the Service; Restrictions”

Section 2.1 shall be supplemented with the following:

Subject to the terms stated herein and Customer’s performance of its obligations, Ayla grants to Customer a personal, non-exclusive, license to use the Software, which, as defined herein includes software made available to Customer in source code format. Customer may use the Software solely to de-bug the software embedded in its device(s) or application(s) solely for the purpose of connecting to the Ayla cloud platform. The ‘Ayla cloud platform’ includes the developer platform (which is Ayla’s proprietary developer and testing cloud platform) and the field platform (which is Ayla’s proprietary production cloud platform). Customer’s rights are for internal company use only, and Customer shall not disclose, distribute or otherwise transfer the Software for any purpose. Customer may not use such Software to connect to any other cloud service or platform. Any transfer by Customer of any Software or other application made available in source code format is prohibited. The Software is provided to Customer on an ‘as-is, where-is’ basis, and Ayla will not provide support, documentation or any other assistance. If Customer discovers a bug using the Software, Customer may request that Ayla provide a patch in accordance with applicable support policies and procedures.

In addition to the terms contained herein, Customer agrees that Software is considered Confidential Information and is accessible only by Customer's employees who have a need to access the Software. Customer warrants that: (a) any such employee has been apprised of and acknowledges the confidential and proprietary nature of the Software; (b) has been trained in accordance with industry standard procedures designed to preserve the confidentiality of the Software; and (c) its employees are aware and agree to Customer's obligations to use the Software only under the conditions permitted herein. Customer will not allow hard copy versions of any portion of the Software to exist except within secure locations. Customer will not allow soft copy versions of any portion of Software to reside on computers or networks unless they are password protected with access available only to authorized employees. Ayla may, from time to time and upon reasonable prior written notice, audit Customer’s compliance with the terms contained herein. Customer will be responsible and fully liable to Ayla for any breach hereunder. If there is any unauthorized use or disclosure of the Software, Customer shall notify Ayla immediately and fully cooperate, at Customer's expense, in minimizing the effects of such unauthorized use or disclosure.

The Software may contain third party materials, including software (along with libraries, databases, drivers and similar components, or portions thereof) that is made available for use under a free or open source license. In addition to the restrictions and obligations stated herein, Customer will comply with any restrictions and obligations related to the third party materials. The third party materials are published at http://www.aylanetworks.com/third-party-software, and may be updated from time to time. Customer shall not use or take action with any portion of the Software in a manner that would: (a) require the Software to be disclosed or distributed in source code format; or (b) require the Software to be modified or derivative works made without additional compensation; or (c) require the Software be redistributable at no charge; or (d) permits reverse engineering of the Software; or (e) require the Software to be used only for non-commercial purposes; or (f) require third party attribution; or (g) restrict any rights to assert or enforce patent rights.

The Software is not designed, intended, or certified for use involving the operation of weapons, weapons systems, nuclear installations, means of mass transportation, aviation, life support computers, pollution control, hazardous substance management. Customer shall not, directly or indirectly, transmit, disclose or otherwise provide: (i) social security numbers (or similar personal identification number) ; (ii) health insurance or policy identification numbers, protected health information regulated under the Health Insurance Portability and Accountability Act of 1996; or (iii) credit card, payment account information or any other payment information where the transfer to and processing by Ayla would cause Ayla to be subject to the Payment Card Industry Data Security Standard. If Customer, directly or indirectly, transmits or provides to Ayla any Data or information described herein, Customer shall indemnify, and hold Ayla harmless from and against, any liability arising from such transmission.

2.	Section 8, “Warranties and Disclaimer”

For Software provided in source code format, Ayla does not warrant that any Software modified by Customer will achieve the functionality described in the Agreement or elsewhere.

3.	Section 10, “Indemnification”

Section 10.2 shall be supplemented with the following:

Ayla shall have no obligations under this section or otherwise with respect to any infringement claim to the extent such claim is based upon or arises out of any modification or alteration of the Software, including any changes in the source code unless such changes were made by Ayla.

This Amendment is effective as of July 14, 2020. To the extent there is a conflict between the Agreement and this Amendment, the terms contained in this Amendment shall control. Other than as expressly agreed herein, no other terms in the Agreement are affected or modified.

OWLET BABY CARE INC.		AYLA NETWORKS, INC.
(CUSTOMER)

By:	/s/ Mike Abbott	By:	/s/ Jonathan Cobb

Name:	Mike Abbott	Name:	Jonathan Cobb

Title:	President	Title:	CEO